CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-182308 on Form N-1A of our report dated May 21, 2024, relating to the financial statements and financial highlights of First Trust SMID Growth Strength ETF (formerly Small Cap US Equity Select ETF), a series of the First Trust Exchange Traded Fund VI, appearing in Form N-CSR of First Trust Exchange-Traded Fund VI for the year ended March 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

December 2, 2024